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                                                                    EXHIBIT 99.2

    FAIRFAX, VA--January 6, 1998--Computer Learning Centers, Inc. (Nasdaq National Market: CLCX) ("CLC") today announced that it has signed a definitive agreement to acquire Markerdowne Corporation, d/b/a Computer Learning Center Paramus ("CLC Paramus"), a privately held provider of information technology ("IT") education & training, for approximately $12.4 million in CLC Common Stock. CLC Paramus, which had calendar 1996 annual revenues of approximately $5.3 million, serves more than 800 students at its main campus located at 160 East Route 4, Paramus, New Jersey.

    The acquisition, which is subject to the completion of due diligence and other closing requirements, is expected to be completed by February 14, 1998 and to be accounted for as a pooling of interests. CLC believes that, after merger -related expenses, this acquisition should be accretive to earnings.

    Reid Bechtle, President & Chief Executive Officer of CLC, commented, "This acquisition would, upon its completion, join our existing Learning Center in Cherry Hill to strengthen our presence in New Jersey. Importantly, the acquisition of CLC Paramus would allow us to enter the large Northern New Jersey/New York market.

    "CLC Paramus has established an outstanding reputation and we look forward to continuing to provide its students with the same high quality IT education, training and services they have come to expect. We believe that New Jersey is a key strategic market for CLC due to the large number of potential students and a growing number of job opportunities that exist for individuals who possess current, hands-on IT education and training. We also believe that we can broaden the appeal of CLC Paramus' existing curriculum by introducing new courses and programs which are designed to enhance our graduates' ability to obtain a well-paying, entry-level job in an IT related field." CLC Paramus was opened in 1982 and is one of the original Computer Learning Centers formally owned by Airco Education Services, a division of the BOC Group. CLC Paramus was acquired in 1987 by Graeme Dorras, who is currently Markerdowne Corporation's President.

    Computer Learning Centers provides information and computer-related education and training at 19 Learning Centers in the United States. The company designs programs and courses to meet current information technology education needs, offering instruction in technologies such as client server, databases, networking and object-oriented programming.

    This press release contains forward-looking statements. The words "believe", "expect", "intend", "anticipate" and "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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